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                                                                 Exhibit (g)(ii)
                          AMENDMENT NO. 1 TO INVESTMENT
                               ADVISORY AGREEMENT

        This Amendment No. 1 is made and entered into as of the 1st day of January 2000, between Pacholder High Yield Fund, Inc., a Maryland corporation (the "Fund"), and Pacholder & Company, LLC, an Ohio limited liability company (the "Adviser").

        WHEREAS, the Fund and the Adviser have entered into an Investment Advisory Agreement dated August 20, 1998 (the "Agreement"); and

        WHEREAS, the Fund and the Adviser desire to amend the Agreement with respect to the investment advisory fee;

        NOW, THEREFORE, the parties agree as follows:

        1      Section 3 of the Agreement is hereby amended to read as follows:

               3.     Compensation.
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               A.  Fulcrum Fee. As full compensation for the services provided,
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        facilities furnished and expenses paid by the Adviser under this
        Agreement, the Fund agrees to pay the Adviser an annual investment advisory fee, which increases and decreases proportionately based on the investment performance of the Fund in relation to the investment record of the Credit Suisse First Boston Domestic+ High Yield Index (the "Index"). The advisory fee shall be accrued at least weekly and paid quarterly as soon as practicable after the end of each calendar quarter, as follows:

                      (i) If the Fund's investment performance for the 12 months immediately preceding the end of the quarter is equivalent to the investment record of the Index for the same 12-month period, then the advisory fee shall be computed at the annual rate of 0.90% of the Fund's average net assets. The rate at which the advisory fee is computed shall be increased or decreased from the 0.90% fulcrum fee by 10% of the amount by which the investment performance of the Fund exceeds or is less than the investment record of the Index, up to a maximum of 1.40% and down to a minimum of 0.40%. For purposes of calculating the amount of the advisory fee, the Fund's average net assets shall be determined by taking the average of all determinations of such net assets during the applicable 12-month period and the Fund's net assets shall mean the total assets of the Fund minus accrued liabilities of the Fund other than the principal amount of any outstanding senior securities representing indebtedness (within the meaning of Section 18 of the 1940 Act). The investment performance of the Fund and the investment record of the Index shall be determined in accordance with the Advisers Act and the rules and regulations promulgated thereunder.

                      (ii) The compensation payable to the Adviser after the end of each quarter shall be equal to the amount of the annual advisory fee calculated as provided in sub-paragraph (i) above reduced by the compensation previously paid by the Fund to the Adviser in respect of the applicable 12-month period. In the event that such prior payments should exceed the amount of the annual advisory fee payable hereunder, the Adviser shall remit to the Fund such excess as soon as practicable after the end of the quarter.

               B.  Proration.  If the Adviser shall serve for less than the
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        whole of any quarter, the investment advisory fee shall be prorated on the basis of the 12-month period immediately preceding the date of termination of this Agreement.

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        2      Notwithstanding the foregoing, during the 12-month period
immediately following the date on which this Amendment takes effect, the Fund shall pay the Adviser the minimum fee payable under the Agreement and any balance due based on the Fund's investment performance during the period shall be paid to the Adviser upon completion of such period.

        3      The Fund and the Adviser hereby ratify and confirm all of the other terms, conditions and provisions of the Agreement, as remaining, in full force and effect.

        IN WITNESS WHEREOF, the parties to the Agreement have caused this Amendment to be executed on their behalf by their duly authorized officers as of the day and year first above written.

                                   PACHOLDER HIGH YIELD FUND, INC.



                                   By:   /s/
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                                   PACHOLDER & COMPANY, LLC



                                   By:   /s/
                                       -------------------------------

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